Exhibit 99.1

S.Y. Bancorp Increases Quarterly Cash Dividend 5.6% to $0.19 Per Common Share

Company Also Announces Upcoming Quarterly Distribution on Its Trust Preferred Securities

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 20, 2012--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend 5.6% to $0.19 per common share from the previous rate of $0.18 per common share. The new rate will go into effect with the next payment on April 2, 2012, payable to stockholders of record as of March 12, 2012.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "One of our most important goals is to maximize total returns for our stockholders over the long term. Therefore, we are pleased that the Company's continued strong capital position and earnings have enabled us to increase our cash dividend once again, thereby allowing our stockholders to benefit directly in the growth we have achieved."

Separately, the Company noted that the Wilmington Trust Company, trustee for the 10% fixed-rate cumulative trust preferred securities issued by S.Y. Bancorp Capital Trust II, a Delaware statutory trust and 100%-owned finance subsidiary of S.Y. Bancorp, will make a normal quarterly distribution on the trust preferred securities on or about March 31, 2012. The amount of the quarterly distribution will be $0.25 on each $10 preferred security owned.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $2.1 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer